Exhibit 5.1

Reed Smith LLP 1901 Avenue of the Stars Suite 700 Los Angeles, CA 90067-6078 +1 310 734 5200 Fax +1 310 734 5299 reedsmith.com

May 8, 2017

Ritter Pharmaceuticals, Inc.

1801 Century Park East, Suite 1820

Los Angeles, California 90067

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-213087) (the “Registration Statement”) filed by Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission under the Securities Act, among other things, shares of common stock, $0.001 par value per share (the “Common Stock”), of the Registrant, all of which may be issued and sold by the Registrant from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $150,000,000, as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement, dated May 5, 2017 (the “Prospectus Supplement”), relating to the issuance and sale from time to time by the Registrant of shares of Common Stock with an aggregate offering price of up to $6,500,000 (the “Purchase Shares”) and an additional 137,324 shares of Common Stock (the “Commitment Shares” and, together with the Purchase Shares, the “Shares”).

The Purchase Shares are to be issued and sold by the Registrant pursuant to a Common Stock Purchase Agreement, dated May 4, 2017 (the “Purchase Agreement”), between the Registrant and Aspire Capital Fund, LLC (“Aspire”). The Commitment Shares are to be issued by the Registrant to Aspire pursuant to the Purchase Agreement in consideration for entry into the Purchase Agreement. We are acting as counsel for the Registrant in connection with the issuance and sale by the Registrant of the Shares.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Ritter Pharmaceuticals, Inc. May 8, 2017 Page 2

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP